Exhibit 99.1

PRESS RELEASE

April 29, 2013

Arrowhead Prices $36 Million Private Offering

PASADENA, Calif. — April 29, 2013 — Arrowhead Research Corporation (NASDAQ: ARWR), a targeted therapeutics company, today announced that it has priced a private offering with gross proceeds expected to be $36 million. The offering was priced at $1.83 per common share.

Approximately 14.3 million shares of common stock and 9,900 shares of series B convertible preferred stock are expected to be issued at closing. The series B preferred shares are priced at $1,000 per share, are convertible into shares of common stock at a conversion price of $1.83 per share of common stock and include no dividends or liquidation preferences. The offering is expected to close on or about May 3, 2013, subject to the satisfaction of customary closing conditions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC registering the resale of the shares of common stock and the shares of common stock issuable upon conversion of the series B preferred.

About Arrowhead Research Corporation

Arrowhead Research Corporation is a clinical stage targeted therapeutics company with development programs in oncology, obesity, and chronic hepatitis B virus infection. The company is leveraging its platform technologies to design and develop peptide-drug conjugates (PDCs) that specifically home to cell types of interest while sparing off-target tissues, create targeted drugs based on the gene silencing RNA interference (RNAi) mechanism, and work with partners to create improved versions of traditional small molecule drugs.

For more information please visit http://www.arrowheadresearch.com, or follow us on Twitter @ArrowRes. To be added to the Company’s email list to receive news directly, please send an email to ir@arrowres.com

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results and the results of the offering described in this news release may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to sell the securities in the offering described in this news release, to finance our operations, the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:

Arrowhead Research Corporation

Vince Anzalone, CFA

626-304-3400

The Trout Group

Lauren Glaser

646-378-2972

ir@arrowres.com

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